EXHIBIT 99.3

Reconciliation of GAAP to non-GAAP measures

Sport Chalet’s presentation includes non-GAAP results of operations measures, which are not measures of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). The non-GAAP results of operations measures are: SG&A, income from operations, net income, and diluted earnings per share. The non-GAAP results of operations measures exclude the effects of the recapitalization plan completed by the Company in the second quarter of fiscal 2005. Management excludes the effects of the recapitalization plan in assessing financial performance because they are outside of the Company’s normal operations. The Company has provided this information because it believes that it is useful to investors in understanding the Company’s financial condition and results of operations. For a description of the recapitalization plan, see the Company’s Current Report on Forms 8-K filed with the Securities Exchange Commission on September 22, 2005 and October 3, 2005.

The following table sets forth reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures.

	Nine months ended December 31, 2005

	GAAP	Adjustments	Non-GAAP

Selling, general and administrative expenses	$77,283	$(8,693)	$68,589
Income from operations	1,722	8,693	10,415
Income before taxes	1,533	8,693	10,225
Income tax provision	3,258	(854)	4,111
Net income (loss)	$(1,725)	$7,839	$6,114

Class A and Class B
earning (loss) per share:
Basic	$(0.13)	$0.58	$0.45
Diluted	$(0.13)	$0.56	$0.44

Management believes that these non-GAAP measures are useful in evaluating the Company’s operating performance compared to that of other companies in the Company’s industry segment because the calculation of these measures eliminates the accounting effects of the recapitalization plan which are unrelated to overall operating performance. In addition, compensation and other expenses related to the recapitalization plan are not expected to reoccur and, therefore, their exclusion provides a consistent comparison to past results.

However, these non-GAAP measures are not recognized measurements under GAAP, and when analyzing the Company’s operating performance, investors should use these measures in addition to, and not as an alternative for, income (loss) from operations, income (loss) before income taxes, and net income (loss), or any other measure utilized in determining the Company’s operating performance that is calculated in accordance with GAAP.